Exhibit 99.1

[SPECTRUM BRANDS LOGO]

        NEWS

FOR IMMEDIATE RELEASE

UNITED INDUSTRIES ANNOUNCES ONE DAY EXTENSION OF EXCHANGE OFFERING

        ST. LOUIS, June 30, 2003—United Industries Corporation has extended its offer to the holders of $235 million aggregate principal amount of its 9 7/8% Series B Subordinated Notes due 2009 and 9 7/8% Series C Subordinated Notes due 2009 to exchange such notes for a like principal amount of its 9 7/8% Series D Subordinated Notes due 2009, which have been registered under the Securities Act of 1933. The exchange offer, scheduled to expire on June 30, 2003 at 5:00 p.m., New York City time, will expire at 5:00 p.m., New York City time, on July 1, 2003, unless further extended by United Industries Corporation. All other terms, provisions and conditions of the exchange offer will remain in full force and effect. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Requests for assistance or documents should be directed to U.S. Bank National Association at (800) 934-6802.

        United Industries Corporation said that it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on June 30, 2003, approximately $148,580,000 in aggregate principal amount of its Series B notes and $85,000,000 in aggregate principal amount of its Series C notes had been tendered in the exchange offer. This represents approximately 99% and 100% of the outstanding Series B and Series C notes, respectively.

        This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About United

        United is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States and offers one of the broadest lines in the industry under a variety of brand names. The company's household brands include Hot Shot® and Cutter®. The company's lawn and garden brands include Spectracide®, Garden Safe™, Real-Kill® and No-Pest® in the controls category and Vigoro®, Sta-Green®, and Schultz® in the lawn and garden fertilizer and organic growing media categories.

(Bloomberg Symbol: 14496Z)

Contact:	Daniel J. Johnston
	United Industries Corporation	(314) 427-0780

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